Exhibit 5.1

Our ref	MAA/824718-000001/79474025v9

K Wave Media Ltd.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

22 November 2024

K Wave Media Ltd.

We have acted as counsel as to Cayman Islands law to K Wave Media Ltd. (the “Company”) in connection with the listing of securities of the Company (the “Listing”) pursuant to the Merger Agreement dated 15 June 2023 and as amended on 11 March 2024 and further amended on 28 June 2024 (the “Merger Agreement”) by and among, among others, the Company, Global Star Acquisition Inc. (“Global Star”) and K Enter Holdings, Inc. (“K Enter”) and the Company’s registration statement on Form F-4, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Act”) (including its exhibits, the “Registration Statement”) for the purposes of, registering with the Commission under the Act, the offering and sale to the public of (the “Securities”):

(a)	64,295,053 ordinary shares of a par value of US$0.0001 each of the Company (“Ordinary Shares”), inclusive of (i) 59,160,000 Ordinary Shares to be issued to K Enter stockholders pursuant to the Merger Agreement, (ii) 1,137,006 Ordinary Shares to be issued to Global Star public stockholders in exchange for their shares of Global Star common stock, (iii) 2,140,000 Ordinary Shares to be issued to holders of Global Star’s founder shares, (iv) 920,000 Ordinary Shares to be issued to holders of Global Star public rights, (v) 498,225 Ordinary Shares to be issued to the holders of Global Star common stock underlying the Global Star private units, (vi) 49,822 Ordinary Shares to be issued to the holders of the Global Star private rights underlying the Global Star private units; (vii) 150,000 Ordinary Shares issuable to the holder of Global Star’s $1.5 million Convertible Note in exchange for the underlying Global Star common stock, (viii) plus 15,000 Ordinary Shares to be issued to the holders of Global Star’s $1.5 million Convertible Note in exchange for the underlying Global Star rights, plus (ix) 110,000 Ordinary Shares to be issued to the holders of various loans to Global Star in the aggregate amount of US$1,100,000, and (x) 115,000 Ordinary Shares to be issued to holders of Global Star representative shares;

(b)	9,698,225 redeemable warrants, each warrant exercisable to purchase one Ordinary Share at a price of US$11.50 per Ordinary Share (“Warrants”);

(c)	9,698,225 rights which entitle the holder thereof to receive 1/10 of one Ordinary Share upon the consummation of the Acquisition Merger (as defined in the Registration Statement (as defined below)) (the “Rights”);

(d)	all Ordinary Shares that may be issued upon exercise of the Warrants; and

(e)	all Ordinary Shares that may be issued upon conversion of the Rights.

This opinion letter is given in accordance with the terms of the Legal Matters section of the Registration Statement.

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 22 June 2023 and the memorandum and articles of association of the Company as registered on 22 June 2023 (the “Memorandum and Articles”) and the amended and restated memorandum and articles of association of the Company to be adopted by special resolution to be effective immediately before the Listing (the “IPO Memorandum and Articles”).

1.2	The written resolutions of the Board of Directors of the Company dated 24 September 2024 and 21 November 2024 (together, the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A draft of the written resolutions of the sole shareholder of the Company (the “Shareholder Resolutions”) which include resolutions to re-designate the authorised (and issued) share capital of the Company and increase the authorised share capital of the Company in the manner therein described effective on the Listing and a resolution to approve the adoption of the IPO Memorandum and Articles of Association.

1.4	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.5	A certificate from a director of the Company a copy of which is attached to this opinion letter (the “Director’s Certificate”).

1.6	The Registration Statement.

1.7	The Merger Agreement.

1.8	The Warrant Agreement between the Company and Continental Stock Transfer & Trust Company (the “Warrant Agreement”) and the warrant certificates constituting the Warrants (together with the Warrant Agreement, the “Warrant Documents”).

1.9	The Rights Agreement between the Company and Continental Stock Transfer & Trust Company (the “Rights Agreement”) and the rights certificates constituting the Rights (together with the Rights Agreement, the “Rights Documents”).

The documents listed in paragraphs 1.7 to 1.9 inclusive above shall be referred to collectively herein as the “Documents”.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director’s Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Documents have been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York (the “Relevant Law”) and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The choice of the Relevant Law as the governing law of the Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.5	All signatures, initials and seals are genuine.

2.6	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents.

2.7	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Units, the Rights, the Warrants or the Ordinary Shares.

2.8	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

2.9	No monies paid to or for the account of any party under the Documents or any property received or disposed of by any party to the Documents in each case in connection with the Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively).

2.10	There is nothing contained in the minute book or corporate records of the Company (which, other than the records set out in paragraph 1.3 of this opinion letter, we have not inspected) which would or might affect the opinions set out below.

2.11	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.12	The Company will receive money or money’s worth in consideration for the issue of the Ordinary Shares and none of the Ordinary Shares were or will be issued for less than par value.

2.13	The Shareholder Resolutions will be passed in the manner prescribed in the Memorandum and Articles and will not be amended, varied or revoked in any respect.

2.14	At the time of the Listing, the IPO Memorandum and Articles will be in full force and effect and will be unamended.

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion letter.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents and the issuance of Ordinary Shares upon the conversion of the Rights in accordance with the Rights Documents) have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the issuance of Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents and the issuance of Ordinary Shares upon the conversion of the Rights in accordance with the Rights Documents), such Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.3	The execution, delivery and performance of the Warrant Documents and the Rights Documents have been authorised by and on behalf of the Company and, once the Warrant Documents and the Rights Documents have been executed and delivered by any director or officer of the Company, and the Warrant Documents and the Rights Documents will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Documents will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction; and

(d)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences.

4.2	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.3	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 3.2, there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

4.4	Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion letter or otherwise with respect to the commercial terms of the transactions the subject of this opinion letter.

4.5	In this opinion letter the phrase “non-assessable” means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm under the headings “Legal Matters” and “Enforcement of Civil Liabilities” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Act or the Rules and Regulations of the Commission thereunder.

We express no view as to the commercial terms of the Documents or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Documents and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to you and may be relied upon by you, your counsel and purchasers of Units pursuant to the Registration Statement. This opinion letter is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Maples and Calder (Cayman) LLP

Maples and Calder (Cayman) LLP

K Wave Media Ltd.

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

To:	Maples and Calder (Cayman) LLP

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

22 November 2024

K Wave Media Ltd. (the “Company”)

I, the undersigned, being a director of the Company, am aware that you are being asked to provide an opinion letter (the “Opinion”) in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company.

3	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4	Upon Adoption of the IPO Memorandum and Articles, the authorised share capital of the Company will be US$100,000 divided into 990,000,000 ordinary shares of a par value of US$0.0001 each and 10,000,000 preference shares of a par value of US$0.0001.

5	The Company has sufficient unissued share capital to issue the Securities.

6	The sole shareholder of the Company (the “Shareholder”) has not restricted the powers of the directors of the Company in any way.

7	The directors of the Company at the date of the Resolutions and at the date of this certificate were and are as follows: Anthony Ang, Stephen Drew and Chin Hand Nicholas Aaron Khoo.

8	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholder and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

9	Prior to, at the time of, and immediately following the approval of the transactions contemplated by the Registration Statement, the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions contemplated by the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

10	Each director of the Company considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

11	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction and neither the directors nor Shareholders have taken any steps to have the Company struck off or placed in liquidation. Further, no steps have been taken to wind up the Company or to appoint restructuring officers or interim restructuring officers, and no receiver has been appointed in relation to any of the Company’s property or assets.

12	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

13	The Registration Statement has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

14	No invitation has been made or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Ordinary Shares.

15	The Ordinary Shares to be issued pursuant to the Registration Statement have been, or will be, duly registered, and will continue to be registered, in the Company’s register of members (shareholders).

16	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

17	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Documents.

(Signature Page follows)

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I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:	/s/ Stephen Drew
Name:	Stephen Drew
Title:	Director

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